Exhibit 99.1

                           NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Secures Patent License Agreement with Hisense

Jacksonville, Florida, November 3, 2022 -- ParkerVision, Inc. (OTCQB: PRKR), a leading developer of radio frequency technologies used in advanced wireless solutions, announced today that it has successfully resolved its patent infringement litigation against Chinese Hisense International Co., Ltd. (“Hisense”) on mutually-agreeable and confidential terms including a license covering certain patents.

In conjunction with this agreement, ParkerVision will file a motion to dismiss its patent infringement proceedings against Hisense in the Western District of Texas and Hisense will withdraw from the pending IPR proceedings against ParkerVision.

ParkerVision initiated a patent infringement action against Hisense in the Western District of Texas in September 2020, with a second action filed in June 2021. The infringement action related to Hisense’s use of WiFi chips in certain of its products. ParkerVision has additional patent infringement actions currently ongoing in the Western District of Texas including cases against Intel, TCL and LG.

“We are pleased to execute our third patent license and settlement agreement stemming from our Texas actions and believe this demonstrates our willingness to come to the table on reasonable business terms in lieu of time-consuming and costly litigation. Nevertheless, we are prepared to defend our patent rights in court if needed and, accordingly, we are busy preparing for our upcoming trial against Intel that is scheduled to commence in approximately three months,” said Jeffrey Parker, ParkerVision’s Chairman and CEO.

About ParkerVision

ParkerVision, Inc. has designed, developed, and patented proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2021, and the Forms 10-Q for the quarters ended March 31 and June 30, 2022. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy French                                                      Tony Vignieri

Chief Financial Officer                                       Communications Director

cfrench@parkervision.com                                 tvignieri@parkervision.com

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